Exhibit 99.12(e)

Aberdeen U.S. Registered Advisers (the “Aberdeen Advisers”)

Proxy Voting Policies and Procedures

Effective as of March 4, 2015

Policy Statement

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires the Aberdeen Advisers to vote proxies in a manner consistent with clients’ best interest and must not place its interests above those of its clients when doing so. It requires the Aberdeen Advisers to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the Aberdeen Advisers vote proxies in the best interest of the clients, and (ii) to disclose to the clients how they may obtain information on how the Aberdeen Advisers voted proxies. In addition, Rule 204-2 requires the Aberdeen Advisers to keep records of proxy voting and client requests for information.

As registered investment advisers, the Aberdeen Advisers have an obligation to vote proxies with respect to securities held in its client portfolios in the best economic interests of the clients for which it has proxy voting authority.

The Aberdeen Advisers invest for the clients’ portfolios in companies globally and actively target investment in those companies with sound corporate governance practices. The Aberdeen Advisers are committed to exercising responsible ownership with a conviction that companies adopting best practices in corporate governance will be more successful in their core activities and deliver enhanced returns to shareholders.

Aberdeen’s Corporate Governance Policy and Principles are published on our website:

http://www.aberdeenasset.com/doc.nsf/Lit/CorporateGovernanceGroupPrinciples

Our proxy voting records are published on our website:

http://www.aberdeen-asset.com/aam.nsf/groupCsr/governancevoting

Policy

Each of the Aberdeen Advisers provides advisory resources to certain U.S. clients, including substantive advice on voting proxies for certain equity securities.  These Policies and Procedures are adopted to ensure compliance by the Aberdeen Advisers with Rule 206(4)-6 under the Advisers Act and other applicable fiduciary obligations under rules and regulations of the SEC and interpretations of its staff with respect to proxies for voting securities held by client portfolios.

Clients may consist of investment companies registered under the Investment Company Act of 1940, as amended (“1940 Act”) (the “Funds” and each, a “Fund”), and other U.S. residents as well as non-U.S. registered funds or clients.  Each Aberdeen Adviser follows these Policies and Procedures for each of its respective U.S. clients as required under the Advisers Act and other applicable law, unless expressly directed by a client in writing to refrain from voting that client’s proxies or to vote in accordance with the client’s proxy voting policies and procedures.  The Aberdeen Advisers who advise or sub-advise the Funds follow both these Policies and Procedures and the proxy voting policies and procedures adopted by the Funds and their respective Boards of Directors or Trustees. The Aberdeen Advisers located outside the U.S. may provide proxy voting services to their non-U.S. based clients in accordance with the regulatory requirements of the jurisdiction in which the client is located.

Aberdeen’s Corporate Governance Policy and Principles are published on our website:

http://www.aberdeenasset.com/doc.nsf/Lit/CorporateGovernanceGroupPrinciples

To the extent that an Aberdeen Adviser may rely on sub-advisers, whether affiliated or unaffiliated, to manage any client portfolio on a discretionary basis, the Aberdeen Adviser may delegate responsibility for voting proxies to the sub-adviser.  However, such sub-advisers will be required either to follow these Policies and Procedures or to demonstrate that their proxy voting policies and procedures are consistent with these Policies and Procedures or otherwise implemented in the best interests of the Aberdeen Advisers’ clients.

Upon request, the Aberdeen Advisers will provide clients with a copy of these Policies and Procedures, as revised from time to time.

As disclosed in Part 2A of each Aberdeen Adviser’s Form ADV, a client may obtain information on how its proxies were voted by requesting such information from its Aberdeen Adviser.  Unless specifically requested by a client in writing, and other than as required for the Funds, the Aberdeen Advisers do not generally disclose client-specific proxy votes to third parties.

Our proxy voting records are published on our website:

http://www.aberdeen-asset.com/aam.nsf/groupCsr/governancevoting

ERISA

The U.S. Department of Labor (“DOL”) has indicated that an investment adviser with a duty to vote proxies has an obligation to take reasonable steps under the circumstances to ensure that it receives the proxies.  Failure to take any action to reconcile proxies would cause Aberdeen to fail to satisfy ERISA’s fiduciary responsibility provisions. Appropriate steps include informing the Plan sponsor and its trustees, bank custodian or broker/dealer custodian of the requirement that all proxies be forwarded to the adviser and making periodic reviews during the proxy season, including follow-up letters and phone calls if necessary.  When voting proxies, an investment manager must consider proxies as a Plan asset and vote only in the best economic interests of the Plan participants, vote consistently among clients, and avoid specific client voting instructions about voting proxies.

DOL has provided investment managers with the following guidance about their ERISA responsibilities, including proxy voting, compliance with written statements of investment policy, and active monitoring of corporate management by Plan fiduciaries:

i.

Where the authority to manage Plan assets has been delegated to an investment manager, only the investment manager has authority to vote proxies, except when the named fiduciary has reserved to itself or to another named fiduciary (as authorized by the plan document) the right to direct a Plan trustee regarding the voting of proxies.

ii.

Investment managers, as Plan fiduciaries, have a responsibility to vote proxies on foreign issues that may affect the value of the shares in the Plan’s portfolio and will vote such proxies unless the cost of doing so cannot be justified.

iii.

An investment manager is required to comply with statements of investment policy, unless compliance with the guidelines in a given instance would be imprudent and therefore failure to follow the guidelines would not violate ERISA. ERISA does not shield the investment manager from liability for imprudent actions taken in compliance with a statement of investment policy.

On occasions when it is deemed to be a fiduciary for an ERISA client’s assets, Aberdeen will vote the Plan assets in accordance with Aberdeen’s Proxy Voting Policy.  Aberdeen will provide each ERISA client (upon request) with proxy voting records to demonstrate how proxies for securities held in the portfolio were voted.